Exhibit 23.2

GOLDSTEIN GOLUB KESSLER LLP

Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Navios Maritime Holdings Inc.

We hereby consent to the use in this Post Effective Amendment No. 1 to the Registration Statement on Form F-3 to Form F-1 of our report dated January 17, 2005, on the financial statements of International Shipping Enterprises, Inc. as of December 31, 2004, and for the period from September 17, 2004 (date of inception) to December 31, 2004, which appears in such Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 9, 2006

1185 Avenue of the Americas Suite 500 New York, NY 10036-2602
TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com